Exhibit 99.1

DOUGLAS DYNAMICS REPORTS RECORD SECOND QUARTER 2026 RESULTS

Raises 2026 Outlook Ranges Based on Attachments Preseason Outperformance

Second Quarter 2026 Highlights*:

●	Net Sales increased 10% to a record $214.6 million
●	Net Income of $25.4 million, with $1.07 of diluted EPS
●	Adjusted EBITDA increased 5% to a record $44.6 million
●	Adjusted diluted EPS increased 7% to a record $1.22
●	Returned approximately $10 million of cash to shareholders

*All comparisons are to second quarter 2025 financials

August 3, 2026 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2026. Unless otherwise stated, all comparisons made in this document are between the second quarters of 2026 and 2025.

Mark Van Genderen, President & CEO, noted, “Our team delivered another quarter of strong results as we continue advancing our long-term vision to build a comprehensive portfolio of trusted work vehicle attachments and solutions that set the standard for safety, quality, and productivity. As we move through the second half of the year, we are confident in our team's ability to execute our strategic priorities, and we believe we are on track to deliver record annual results in 2026."

Consolidated Second Quarter 2026 Results

●	Net Sales increased 10% to a record $214.6 million based on strong pre-season orders at Work Truck Attachments.
●	Net Income of $25.4 million translated to $1.07 of diluted EPS.
●	Adjusted EBITDA increased 5% to a record $44.6 million, which drove record adjusted diluted EPS of $1.22, a 7% increase.

$ in millions (except Margins & EPS)	Q2 2026	Q2 2025
Net Sales	$214.6	$194.3
Gross Profit Margin	31.1%	31.0%
Income from Operations	$35.4	$37.0
Net Income	$25.4	$26.0
Diluted EPS	$1.07	$1.09
Adjusted EBITDA	$44.6	$42.6
Adjusted EBITDA Margin	20.8%	21.9%
Adjusted Net Income	$28.9	$27.2
Adjusted Diluted EPS	$1.22	$1.14

Douglas Dynamics – Second Quarter 2026

Work Truck Attachments Segment Second Quarter 2026 Results

●	Net Sales increased 20% to $129.3 million, driven by strong demand for snow and ice control products, plus the addition of Venco Venturo.
●	Adjusted EBITDA increased 13% to $35.8 million, with Adjusted EBITDA margins of 27.7%, based on the impact of Venco Venturo, timing of preseason shipments, and business mix.
●	The ratio of pre-season shipments in 2026 is expected to be close to a 50% to 50% split between the second and third quarters, compared to a 60% to 40% split in 2025.

Van Genderen explained, “The strong snowfall this past winter set the stage for a robust pre-season in Attachments, and results to date have exceeded our initial expectations, particularly for parts and accessories. Based on the strength of our third-quarter projections, we anticipate preseason shipments will be split nearly evenly between the second and third quarters this year. Our team continues to execute effectively, ensuring timely deliveries to dealers and enabling installations to be completed ahead of the winter season.”

$ in millions (except Adjusted EBITDA Margin)	Q2 2026	Q2 2025
Net Sales	$129.3	$108.1
Adjusted EBITDA	$35.8	$31.6
Adjusted EBITDA Margin	27.7%	29.2%

Work Truck Solutions Segment Second Quarter 2026 Results

●	Net Sales of $85.3 million are relatively flat, with lower Adjusted EBITDA of $8.8 million, based on continued lower commercial demand somewhat offset by strength in municipal demand.

Van Genderen stated, “The Solutions segment produced a strong quarter overall, despite facing a tough comparison to record second quarter results in 2025. Municipal demand continues to be a source of strength, and we continue to invest to expand our capacity to meet customer needs. At the same time, we are navigating softer demand in select commercial business lines. As a result, we are taking targeted actions to optimize our sales and marketing efforts and align our cost structure to preserve profitability.”

$ in millions (except Adjusted EBITDA Margin)	Q2 2026	Q2 2025
Net Sales	$85.3	$86.2
Adjusted EBITDA	$8.8	$11.0
Adjusted EBITDA Margin	10.3%	12.8%

Dividend & Liquidity

●

Returned approximately $10 million of cash to shareholders through the payment of a quarterly cash dividend of $0.295 per diluted share, and the repurchase of approximately 67,500 shares of company stock.

●

Net cash used in operating activities increased $12.5 million to $25.2 million for the first half of 2026. The increase was due to higher inventory required to meet demand across both segments and increased receivables driven by higher net sales.

●

Capital expenditures increased by $2.2 million to $7.3 million in the first half of 2026 as planned. The Company continues to expect 2026 Capital Expenditures to be towards the higher end of the traditional range of 2% to 3% of Net Sales.

Douglas Dynamics – Second Quarter 2026

2026 Outlook

Sarah Lauber, Executive Vice President and CFO, noted, “Based on the strength of pre-season orders for the Attachments segment, we are raising our 2026 guidance once again. In Solutions, healthy municipal demand continues to support performance near our record 2025 levels, largely offsetting the anticipated softness in some of our commercial markets. Supported by the hard work and dedication of our team, our updated outlook highlights that we are on track to produce record annual results in 2026.”

2026 Outlook Ranges*
	Former		Current
	Low	High	Low	High
Net Sales	$750	$795	$765	$805
Adjusted EBITDA	$110	$125	$120	$135
Adjusted Diluted EPS	$2.55	$3.05	$2.90	$3.40
Effective tax rate	24%	25%	24%	25%
*In millions, except per share, and tax rate data

The 2026 outlook assumes relatively stable economic and supply chain conditions, that pre-season orders are still expected to be shipped approximately equally between the second and third quarters, and that core markets will experience average snowfall in the fourth quarter of 2026.

With respect to the Company’s 2026 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Monday, August 3, 2026 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Second Quarter 2026

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands, and truck mounted cranes and dump hoists sold under the VENCO VENTURO brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share (EPS), and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, and loss on extinguishment of debt. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, loss on extinguishment of debt, and certain charges related to unrelated legal fees and consulting fees. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less the acquisition of property and equipment. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – Second Quarter 2026

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, including as a result of the ongoing conflict in Iran, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, disruptions at our manufacturing facilities, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system, our inability to achieve the projected financial performance with the assets of Venco Venturo, which we acquired in 2025, and unexpected costs or liabilities related to such acquisition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

Douglas Dynamics – Second Quarter 2026

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,875	$8,297
Accounts receivable, net	156,633	97,561
Inventories	174,981	149,656
Inventories - truck chassis floor plan	4,356	4,184
Refundable income taxes paid	-	920
Prepaid and other current assets	4,533	5,415
Total current assets	342,378	266,033

Property, plant, and equipment, net	47,134	44,764
Goodwill	116,779	116,779
Other intangible assets, net	113,234	116,269
Operating lease - right of use asset	90,364	68,972
Non-qualified benefit plan assets	12,952	12,038
Other long-term assets	2,828	1,846
Total assets	$725,669	$626,701

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,622	$38,687
Accrued expenses and other current liabilities	36,062	33,406
Floor plan obligations	4,356	4,184
Operating lease liability - current	9,783	7,154
Income taxes payable	5,138	-
Short term borrowings	57,000	5,000
Current portion of long-term debt	7,416	7,416
Total current liabilities	158,377	95,847

Retiree benefits and deferred compensation	15,927	14,947
Deferred income taxes	34,104	33,104
Long-term debt, less current portion	131,622	135,162
Operating lease liability - noncurrent	80,024	60,134
Other long-term liabilities	5,956	6,061

Total stockholders' equity	299,659	281,446
Total liabilities and stockholders' equity	$725,669	$626,701

Douglas Dynamics – Second Quarter 2026

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(unaudited)		(unaudited)

Net sales	$214,648	$194,327	$352,445	$309,394
Cost of sales	147,852	134,031	247,878	220,959
Gross profit	66,796	60,296	104,567	88,435

Selling, general, and administrative expense	29,831	21,751	56,172	45,138
Intangibles amortization	1,518	1,550	3,035	3,100

Income from operations	35,447	36,995	45,360	40,197

Interest expense, net	(2,324)	(2,973)	(4,386)	(5,357)
Debt modification expense	-	-	-	(176)
Loss on extinguishment of debt	-	-	-	(156)
Other income, net	594	123	638	127
Income before taxes	33,717	34,145	41,612	34,635

Income tax expense	8,338	8,191	9,857	8,533

Net income	$25,379	$25,954	$31,755	$26,102

Weighted average number of common shares outstanding:
Basic	23,116,515	23,131,151	23,107,356	23,126,379
Diluted	23,590,038	23,674,029	23,588,780	23,668,491

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.08	$1.10	$1.35	$1.10
Earnings per common share assuming dilution attributable to common shareholders	$1.07	$1.09	$1.33	$1.09
Cash dividends declared and paid per share	$0.30	$0.30	$0.59	$0.59

Douglas Dynamics – Second Quarter 2026

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2026	June 30, 2025
	(unaudited)

Operating activities
Net income	$31,755	$26,102
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,678	7,649
Loss on disposal of fixed asset	664	--
Amortization of deferred financing costs and debt discount	210	275
Debt modification expense	--	176
Loss on extinguishment of debt	--	156
Stock-based compensation	6,987	3,704
Provision for losses on accounts receivable	315	315
Deferred income taxes	1,001	143
Non-cash lease expense	5,213	4,142
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(59,387)	(54,076)
Inventories	(25,325)	(16,252)
Prepaid assets, refundable income taxes paid and other assets	127	(958)
Accounts payable	(442)	7,480
Accrued expenses and other current liabilities	8,721	10,201
Benefit obligations, long-term liabilities and other	(2,712)	(1,778)
Net cash used in operating activities	(25,195)	(12,721)

Investing activities
Capital expenditures	(7,301)	(5,126)
Acquisition of business	(927)	--
Net cash used in investing activities	(8,228)	(5,126)

Financing activities
Repurchase of common stock	(6,000)	(6,000)
Shares withheld on restricted stock vesting paid for employees’ taxes	(899)	(161)
Payments of financing costs	--	(293)
Borrowings on long-term debt	--	148,770
Payments on life insurance policy loans	(122)	(119)
Dividends paid	(14,228)	(13,926)
Net revolver borrowings	52,000	42,000
Repayment of long-term debt	(3,750)	(149,563)
Net cash provided by financing activities	27,001	20,708
Change in cash and cash equivalents	(6,422)	2,861
Cash and cash equivalents at beginning of period	8,297	5,119
Cash and cash equivalents at end of period	$1,875	$7,980

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$172	$19,249

Douglas Dynamics – Second Quarter 2026

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025

Work Truck Attachments
Net Sales	$129,330	$108,114	$190,241	$144,571
Adjusted EBITDA	$35,801	$31,570	$43,464	$31,897
Adjusted EBITDA Margin	27.7%	29.2%	22.8%	22.1%

Work Truck Solutions
Net Sales	$85,318	$86,213	$162,204	$164,823
Adjusted EBITDA	$8,777	$11,047	$17,925	$20,151
Adjusted EBITDA Margin	10.3%	12.8%	11.1%	12.2%

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2026	2025	2026	2025

Net income	$25,379	$25,954	$31,755	$26,102

Interest expense - net	2,324	2,973	4,386	5,357
Income tax expense	8,338	8,191	9,857	8,533
Depreciation expense	2,304	2,276	4,643	4,549
Intangibles amortization	1,518	1,550	3,035	3,100
EBITDA	39,863	40,944	53,676	47,641

Stock-based compensation	4,450	1,554	6,987	3,704
Debt modification expense	-	-	-	176
Loss on extinguishment of debt	-	-	-	156
Other charges (1)	265	119	726	371
Adjusted EBITDA	$44,578	$42,617	$61,389	$52,048

(1) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the six months ended June 30, 2026.

Douglas Dynamics – Second Quarter 2026

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2026	2025	2026	2025

Net income	$25,379	$25,954	$31,755	$26,102
Adjustments:
Stock based compensation	4,450	1,554	6,987	3,704
Debt modification expense	-	-	-	176
Loss on extinguishment of debt	-	-	-	156
Other charges (1)	265	119	726	371
Tax effect on adjustments	(1,179)	(418)	(1,928)	(1,102)
Adjusted net income	$28,915	$27,209	$37,540	$29,407

Weighted average basic common shares outstanding	23,116,515	23,131,151	23,107,356	23,126,379
Weighted average common shares outstanding assuming dilution	23,590,038	23,674,029	23,588,780	23,668,491

Adjusted earnings per common share - dilutive	$1.22	$1.14	$1.58	$1.23

GAAP diluted earnings per share	$1.07	$1.09	$1.33	$1.09
Adjustments net of income taxes:

Stock based compensation	0.14	0.05	0.23	0.11
Debt modification expense	-	-	-	0.01
Loss on extinguishment of debt	-	-	-	0.01
Other charges (1)	0.01	-	0.02	0.01

Adjusted diluted earnings per share	$1.22	$1.14	$1.58	$1.23

(1) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the six months ended June 30, 2026.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2026	2025	2026	2025

Net used in operating activities	$(24,201)	$(11,384)	$(25,195)	$(12,721)
Acquisition of property and equipment	(4,140)	(2,965)	(7,301)	(5,126)
Free cash flow	$(28,341)	$(14,349)	$(32,496)	$(17,847)